EXHIBIT 10.33

                    CONSULTING AND NON-COMPETITION AGREEMENT

      CONSULTING AND NON-COMPETITION AGREEMENT (the "Agreement"), dated May 7, 2004, by and between Schick Technologies, Inc., a Delaware corporation, with its principal place of business at 30-00 47th Avenue, Long Island City, New York 11101 (the "Company"), and David B. Schick, residing at 147-48 69th Road, Flushing, New York 11367 (the "Consultant"), and, solely for purposes of Section 1(a) hereof, Curtis M. Rocca III, whose principal place of business is 2998 Douglas Boulevard, Suite 300, Roseville, California 95661, as escrow agent ("Rocca").

                                    RECITALS

      WHEREAS, the Company and Consultant are willing to terminate by mutual agreement the Employment Agreement, dated as of December 20, 2001, as amended, between the Company and Consultant (the "Employment Agreement"), pursuant to which Consultant has acted as Chief Executive Officer of the Company up to the Resignations Delivery Date (as hereinafter defined);

      WHEREAS, Consultant has demonstrated extensive technical and scientific knowledge, skill and expertise in connection with the design, development and manufacture of digital radiographic imaging systems and devices for the dental and medical markets;

      WHEREAS, the Company desires to retain the benefit of such knowledge, skill and expertise to assist it in connection with the conduct of the business of the Company;

      WHEREAS, the Company also desires to secure Consultant's agreement not to compete with the Company under the circumstances and for the time periods described in this Agreement and Consultant agrees not to compete with the Company under such circumstances and for the time periods as described herein; and

      WHEREAS, the Company is willing to compensate Consultant for his services as a consultant to the Company, together with his non-competition covenants, all upon the terms, covenants and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the compensation paid hereunder, the mutual covenants, agreements and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby agreed and acknowledged, the parties hereto, intending to be legally bound, agree as follows:

      1. Resignations.

            (a) Escrow. Concurrent with the execution of this Agreement, Consultant has delivered his executed but undated resignations as Chief Executive Officer of the

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Company, as Chairman of the Board, and as a member of the Board of Directors of the Company (the "Resignations") as attached as Exhibit A hereto, to Rocca, who shall hold the Resignations in escrow. Consultant hereby authorizes Rocca to date the Resignations and to deliver them out of escrow to the Company in accordance with the provision contained in the Resignations (the date of such delivery being hereinafter referred to as the "Resignations Delivery Date"). The Company shall give written notice to the Consultant promptly after the delivery of the Resignations to the Company, but the failure to give such notice shall be without liability to the Company unless the Consultant has been prejudiced by the failure to receive such notice. The Company and Consultant hereby indemnify and hold harmless Rocca from any damages, losses, claims or any other matters whatsoever with respect to his acting as escrow agent herein.

      (b) Termination of the Employment Agreement. As of the Resignations Delivery Date, the Employment Agreement shall be of no further force and effect, and all rights and obligations of the parties thereto, including, without limitation, those set forth in Section V thereof, shall be extinguished. In consideration of the performance by the Company of its covenants in this Agreement, Consultant, knowingly and voluntarily, agrees that Consultant, Consultant's heirs, successors, and representatives, and any person or entity acting for, through or on behalf of Consultant, permanently release, waive, acquit and forever discharge the Company, its subsidiaries, and affiliates, and their respective present and former officers, directors, employees, representatives and agents, along with their successors, heirs and assigns ("Released Parties") from any and all claims, allegations, complaints, proceedings, charges, actions, debts, covenants, contracts, demands, causes of action, liabilities or damages of any kind which Consultant may now have or at any time heretofore had, known or unknown, accrued or unaccrued, attributable to or arising out of or in any way connected with or related to the Released Parties (other than the rights or claims that arise under this Agreement, including, without limitation, the rights provided for indemnification described in Section 13 hereof), from the beginning of time to the date of this Agreement, it being the intention of the parties to make this release as broad and as general as the law permits. Notwithstanding anything to the contrary contained herein, Consultant shall be entitled to receive any wages or bonuses accrued and unpaid as of the Resignations Delivery Date as provided for in the Employment Agreement at such times as they shall be payable to him thereunder.

2. Consulting Services.

      (a) Duties. For the three-year period (or such shorter period in the event of early termination in accordance with Section 9 hereof) commencing on the Resignations Delivery Date (the "Consulting Term"), Consultant shall act as a consultant to the Company and shall report directly to the Chief Executive Officer of the Company (the "CEO") or to such other individual(s) as the CEO may designate in his sole and absolute discretion. Consultant shall be responsible to perform the following duties for the benefit of the Company (collectively, the "Consulting Services"):

            (i) explore and evaluate new product ideas and enhancements or extensions to existing products;

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            (ii) troubleshoot technical issues associated with Company products and products under development, as requested by the CEO, and recommend appropriate solutions;

            (iii) review and comment (orally or in writing, as may be requested for each particular project) on system requirements documents, design documents, QC and testing procedures, and other technical issues as may be requested by the CEO;

            (iv) prepare for the CEO on a timely basis (as determined by the CEO) a quarterly written report and provide oral reports from time to time as shall be requested by the CEO covering: industry trends; competition; analysis of Company product development issues; technical strategic alternatives; new product ideas that may be relevant or applicable to the Company; and technological advancements that may be relevant to the Company's products or market position;

            (v) provide in a timely manner (as determined by the CEO) such other reports as may be reasonably requested by the CEO for specific projects;

            (vi) attend engineering meetings and design reviews at the invitation of the CEO;

            (vii) evaluate technical issues relating to potential products or entity acquisitions;

            (viii) conduct specific research and development projects as requested by the CEO, and accept responsibility for providing agreed upon deliverables within agreed timelines;

            (ix) provide advice with respect to intellectual property issues with respect to the Company or its technology, as requested by the CEO; and

            (x) perform such other services as may be reasonably requested by the CEO.

      (b) Time Commitment; Availability. Consultant shall provide the Consulting Services to the Company for at least one hundred forty (140) hours per calendar quarter. Consultant shall use his reasonable best efforts to provide the Consulting Services at times reasonably requested by the Company, Monday through Friday, excluding Company-observed holidays. The Company acknowledges that Consultant may from time to time have other clients and that, as a result of the needs of other clients and other personal or professional responsibilities, Consultant may have scheduling conflicts that will render him unavailable to provide the Consulting Services at certain times.

      (c) Location. Except with the prior written consent of the CEO, Consultant shall not perform the Consulting Services on the premises of the Company

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other than those Consulting Services that in the sole discretion of the Company must be performed on such premises. As soon as reasonably practicable after the Resignations Delivery Date, Consultant shall be responsible for establishing a place of business in a location of Consultant's choosing from which Consultant will perform the Consulting Services generally. Consultant shall bear the cost of all expenses relating to Consultant's place of business. The Company shall not bear any transportation costs relating to Consultant's transportation to or from the Company's premises, except with the prior written approval of the CEO.

            Company Policies. During the Consulting Term, Consultant agrees to comply with all policies of the Company applicable to him in effect from time to time.

      3. Compensation and Benefits

      (a) Consulting and Non-Competition Payment. Subject to Section 9 hereof, the Company shall pay to Consultant, and Consultant shall accept from the Company, in full payment for the Consulting Services rendered to the Company and for Consultant's non-competition and other covenants made in this Agreement, an amount equal to $1,020,000 (the "Fee"), payable in arrears in thirty-six equal monthly payments. The parties hereto acknowledge that the Fee provided for herein is in full consideration of the performance by Consultant of the Consulting Services and the adherence by Consultant to the restrictions of the non-competition and other covenants and that the parties have not attempted to allocate the Fee so as to specify what portion thereof is allocable to the Consulting Services and the non-competition and other covenants. In all circumstances, including the possible early termination of the Consulting Services under the circumstances set forth in Section 9(b) or (c) hereof, Consultant acknowledges as reasonable the sum of (i) the remaining payments to him, if any, in such circumstances, (ii) the partial payment of the Fee already received by him prior to such termination, and (iii) the provisions of Section 8 hereof, in consideration of his continued adherence to the restrictions of the non-competition covenants for the remainder of the Restriction Period (as hereinafter defined).

      (b) Health Insurance. The Company shall use its reasonable best efforts, without incurring additional expense, to permit Consultant to participate in the Company's health insurance plan (or a materially similar plan); provided, however, that Consultant agrees to reimburse the Company for all costs associated therewith. Nothing contained herein shall restrict Consultant's (and his dependents') eligibility to instead elect COBRA and other continuation coverages on the same terms afforded other terminating employees of the Company.

      (c) Company Car. Subject to the terms and conditions of the applicable lease, Consultant shall have the option, exercisable during the 30 days after the Resignations Delivery Date, to assume the lease for the car leased by the Company and used by Consultant during his term of employment with the Company (the "Company Car"), and

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to transfer the liability for such lease into Consultant's name or, alternatively, to return the Company Car to the Company.

      (d) Expenses. Except as otherwise provided herein, the Company shall reimburse Consultant for all of his reasonable out-of-pocket expenses incurred in the discharge of the Consulting Services, consistent with Company policy as to reimbursable expenses and upon submission of appropriate documentation; provided, however, that any such expenses in excess of two hundred dollars will not be reimbursed unless the written approval of the CEO has been obtained prior to the incurrence of such expense.

      (e) No Other Benefits or Perquisites. Consultant shall be entitled to no other benefits or perquisites other than those provided for in this Section 3 hereof.

      4. Independent Contractor. Consultant and the Company agree that for the purposes of this Agreement, Consultant shall be an independent contractor and not an employee of the Company. Except as set forth in Section 3, Consultant shall not be entitled to any salary or other compensation from the Company and will not receive any sick, holiday or vacation pay from the Company. The Company shall not withhold income taxes or pay social security or unemployment taxes for Consultant. Consultant shall be responsible for all income and other tax liability arising out of this Agreement and his status as a consultant to the Company.

      5. Non-Competition; Non-Solicitation; Non-Disparagement.

            (a) Non-Competition. Consultant hereby covenants and agrees that, from the Resignations Delivery Date until two years after the last day of the Consulting Term (the "Restriction Period"), Consultant shall not engage or become interested in any way (whether as an owner, stockholder, partner, lender, investor, director, officer, employee, consultant or otherwise) ("Become Interested") in any activity, business or enterprise, located within the geographical area of the United States or Canada, that is competitive with medical imaging or dental products ("Competitive Business"), provided that Consultant shall not be restricted herein from performing services for an enterprise that conducts a Competitive Business if the services he provides for such enterprise do not relate to the Competitive Business and if the part of the enterprise in which he performs the services is not engaged in the Competitive Business. By way of illustration and not limitation, Consultant shall not Become Interested during the Restriction Period in any activity, business or enterprise involving digital x-ray products, dental products, or medical imaging products. The Company may waive compliance with the prohibition contained in this Section 5(a) in its sole discretion upon (i) written request therefor by the Consultant, which written request in sufficient detail shall be made prior to the Consultant Becoming Interested in the prohibited activity and (ii) the prior written consent of the Company. Passive ownership of not more than 5% of the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the Nasdaq NMS or Small Cap markets shall not be considered a breach of this Section 5(a).

      (b) Non-Solicitation. Consultant covenants and agrees that, during the Restriction Period, Consultant shall not solicit or otherwise communicate with any Company customers, employees or vendors or others in any way that could be competitive or otherwise detrimental to the interests of the Company, including, without limitation, any solicitation or attempt to solicit the employment of any person employed by the Company or any inducement or attempt to induce any person employed by the Company to leave such employment.

      (c) Non-Disparagement. The Company agrees not to make any disparaging comments regarding Consultant during the Restriction Period; provided, however, that the Company may report information relating to the Resignations publicly and may make such statements as are reasonably required with respect to the existing litigation filed by the Securities and Exchange Commission in the District Court for the Eastern District of New York alleging certain violations of the Federal securities laws (the "SEC Litigation") or other governmental investigations or claims or actions or third party claims arising out of the facts which are the basis for the SEC Litigation. Consultant agrees that, during the Restriction Period, Consultant shall not take any action or make any communication which would disparage the Company, its employees or its products to any third party in any way which would have a negative effect on the Company's operations or reputation in the marketplace.

      (d) Acknowledgement. Consultant hereby acknowledges that the scope and duration of the restrictions imposed in the provisions set forth above and in
Section 6 hereof are fair and reasonable and are reasonably required for the protection of the Company's Proprietary Information (hereinafter defined) and the goodwill associated with the business of the Company. It is the desire and intent of the parties that such provisions shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

      6. Non-Disclosure.

            (a) Proprietary Information. Consultant acknowledges that the Company possesses and shall continue to possess non-public information that has been created, discovered, developed, or otherwise become known to the Company, or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business of the Company or in businesses in which the Company may become engaged, including, without limitation, all information or data with respect to the conduct or details of the business of the Company not generally made available to the customers, vendors, or competitors of the Company (whether constituting a trade secret or not); methods of operation; customers and customer lists; supplier lists; sales data; details of contracts with customers, consultants, suppliers or employees; products; proposed products; product concepts; former products; proposed, pending or completed acquisitions of any company, division, product line or other business unit; prices and pricing policies; fees; costs; plans; designs; technology; inventions; trade secrets; processes; structures; formulas; data; know-how; improvements; software; marketing methods; marketing plans; strategies; forecasts; policies; plans; personnel; suppliers; competitors; markets or other specialized information or proprietary matters of the Company (the "Proprietary Information").

      (b) Confidentiality. Consultant covenants and agrees that, at all times from and after the date hereof, Consultant shall keep all Proprietary Information completely confidential and in the strictest confidence and Consultant shall not use or disclose any Proprietary Information or anything directly relating to the Proprietary Information to any person or legal entity without the prior written consent of the Company, except as may be necessary in the ordinary course of Consultant's performance of the Consulting Services and only for the benefit of the Company, including without limitation any use or disclosure to the Company and its respective employees, officers and agents. The restriction contained in the preceding sentence shall not apply to any Proprietary Information that (i) is a matter of public knowledge on the date hereof, (ii) becomes a matter of public knowledge after the date hereof solely from a source other than Consultant or any other person subject to an obligation of confidentiality to the Company, or (iii) is required to be disclosed by law or by the order of any court or government agency; provided, that Consultant shall, prior to making such legally required or compelled disclosure, notify the CEO in order to permit the Company to seek an appropriate protective order and, upon such disclosure, shall request confidential treatment thereof.

      7. Ownership of Ideas; No Assignments. Consultant hereby acknowledges and agrees to provide the Company with full rights, title and interest in and to all ideas conceived, generated, explored or developed by him during the Consulting Term which may be applicable for sale or use in the medical imaging and dental fields (the "Ideas"); provided that the Company may relinquish its rights hereunder with respect to Ideas upon (a) the written request therefor in sufficient detail by Consultant prior to his undertaking any activity with respect to such Ideas and (b) the prior written consent of the Company to relinquish such Ideas. Except to the extent permitted by Section 5(a) of the Agreement, Consultant shall not accept or agree to accept any assignments from any third parties to develop any products that might be usable in the medical imaging or dental fields.

      8. Unvested Stock Options. As further incentive for Consultant to perform the Consulting Services and to comply with the restrictions of the non-competition and other covenants applicable to him under this Agreement, the Company shall take such steps as are necessary or appropriate, consistent with the terms and conditions of the Company's 1996 Stock Option Plan (the "Stock Option Plan"), so that stock options with respect to the 66,307 shares, par value $0.01, of the Company's Common Stock, which were previously granted to Consultant in accordance with the terms of the Stock Option Plan, and which are unvested as of the Resignations Delivery Date, shall continue to vest in accordance with their current vesting schedule; provided, however, that no such unvested options shall vest if, at the date of scheduled vesting, there exists a basis under Section 9(b) or (c) hereof for the Company to terminate the Agreement.

      9. Termination.

      (a) Material Breach by Consultant. The Company shall have the right to terminate this Agreement and the Consulting Term in the event of a material breach by Consultant, subject to Consultant's right to cure such material breach in accordance with the terms of Section 9(e). If the Company terminates this Agreement for circumstances which constitute a material breach, other than a breach described in Section 9(c) hereof, and cure is not effected by Consultant during the period permitted by Section 9(e), then the Company shall pay to Consultant fifty percent (50%) of the unpaid Fee as of the date of such termination, amortized and payable monthly in arrears on the first day of each month (pro-rated as appropriate) over the remaining term of the Restriction Period, and shall have no further liability to Consultant for compensation and benefits hereunder. In all cases where cure is provided for herein and upon the CEO's recommendation to the Board of Directors of the Company that this Agreement be terminated due to Consultant's failure to cure a material breach, the Board of Directors of the Company shall make the final determination regarding termination of this Agreement.

      (b) Additional Grounds for Termination. The Company shall have the right to terminate this Agreement if Consultant: (i) commits any act involving dishonesty which is materially injurious to the Company, or fraud against the Company; (ii) is convicted of a felony; (iii) is convicted of a crime involving moral turpitude that brings the Company into public disrepute or disgrace or causes harm to customer relations, operations or business prospects of the Company; (iv) commits a material breach of the Agreement with respect to the non-competition, non-solicitation, non-disparagement or non-disclosure covenants set forth in Sections 5 and 6 hereof; (v) dies; or (vi) becomes unable to perform his duties under this Agreement. Upon such termination, the Company shall have no further liability to Consultant for compensation or benefits under this Agreement.

      (c) Material Breach by Company. In the event of the Company's non-payment of compensation or non-reimbursement of expenses as provided for by this Agreement, Consultant shall have the right to terminate this Agreement, subject to the Company's right to cure such material breach in accordance with the terms of Section 9(e). Upon such termination, Consultant shall be entitled to receive payment in a lump sum of the unpaid balance of the Fee, and thereafter the Company shall have no further liability for compensation or other benefits to Consultant under this Agreement.

      (d) Cure. Upon receipt of written notice from the other party of any material breach of this Agreement, other than a breach described in Section 9(c) hereof, the breaching party shall have thirty (30) days to cure such material breach.

      10. Notice. All notices, requests, consents and other communications hereunder shall be deemed given: (i) when delivered if delivered personally (including by courier); or (ii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of time, place, and receipt of delivery where the

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party being served has signed for the delivery, in each case to the parties at the following addresses or to other such addresses as may be furnished in writing by one party to the other in accordance herewith, except that notices of change of address shall be effective only upon receipt:

             If to Consultant:

                         David Schick
                         Address:

                         E-mail:

             If to the Company:

                         Schick Technologies, Inc.
                         30-00 47th Avenue
                         Long Island City, New York 11101
                         Attention: General Counsel
                         Fax: (718) 937-5962
                         E-mail:

                         with a copy to:

                         Dorsey & Whitney LLP
                         250 Park Avenue
                         New York, New York 10177-1500
                         Attention: John B. Wade III
                         Fax: (212) 953-7201
                         E-mail: wade.barry@dorseylaw.com

                         Dickstein Shapiro Morin & Oshinsky LLP
                         1177 Avenue of the Americas, 47th Floor
                         New York, New York 10036
                         Attention: Malcolm I. Ross, Esq.
                         Fax: (212) 997-9880
                         E-mail: rossm@dsmo.com

Consultant shall promptly notify the Company in writing, in accordance herewith, of any change of address during the Restriction Period.

      11. Severability. In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

      12. Binding Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legatees, distributees, executors, administrators, personal or legal representatives, successors and assigns.

      13. Indemnification. Consultant agrees to save and hold the Company harmless from and against any claim, loss or damage whatsoever (including reasonable attorneys' fees and other costs of enforcement of this Agreement) arising out of a breach by Consultant of his obligations under this Agreement. The foregoing shall be in addition to, and not in limitation of, any rights the Company may have against Consultant arising out of or in connection with this Agreement. The Company agrees to save and hold Consultant harmless from and against any claim, loss or damage whatsoever (including reasonable attorneys' fees and other costs of enforcement of this Agreement) arising out of a breach by the Company of its payment obligations under this Agreement. The foregoing shall be in addition to, and not in limitation of, any rights Consultant may have against the Company arising out of or in connection with this Agreement. This Agreement shall not in any way affect any past or future indemnification rights which Consultant is entitled to according to the By-Laws of the Company.

      14. Modifications; Waiver. No change or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. The failure of either party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or other conditions, promises, agreements or understandings at a future time.

      15. Entire Agreement. This Agreement contains all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the subject matter hereof, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties with respect to such matters other than as set forth herein. Any and all prior agreements between the parties hereto with respect to such matters are hereby revoked and are deemed null and void. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the subject matter hereof.

      16. Governing Law. This Agreement, including without limitation, the interpretation, construction, validity and enforceability thereof, shall be construed and enforced in accordance with and governed by the laws of the State of New York, without regard to such jurisdiction's conflict of laws principles.

      17. Forum Selection and Consent to Jurisdiction. Any legal action or proceeding with respect to this Agreement may be brought in any state or federal court in the State of New York and, by the execution and delivery of this Agreement, the

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Company and Consultant each hereby irrevocably accepts for itself or himself and in respect of any of its or his property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company and Consultant further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by hand delivery or by registered or certified mail, postage prepaid, to the Company or Consultant at the addresses set forth in Section 10, such service to become effective upon hand delivery (including by courier) or ten (10) days after such mailing provided that an electronic copy is concurrently sent to the current e-mail address (as set forth in, or provided by notice to the Company pursuant to, Section 10 hereof) of the party being served. The Company and Consultant hereby irrevocably waive to the fullest extent they may effectively do so, any objection they may have to venue and the defense of an inconvenient forum to the maintenance of such actions or proceedings.

      18. Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

      19. Survival. Notwithstanding anything contained in this Agreement to the contrary, the covenants contained in Sections 5, 6 and 7 hereof shall survive the termination of this Agreement for the periods indicated therein.

      20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which, taken together, shall constitute one and the same instrument. Any such counterpart may be executed by facsimile signature with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

      IN WITNESS WHEREOF, the parties have executed this Consulting and Non-Competition Agreement as of the date and year first above written.

                                        SCHICK TECHNOLOGIES, INC.


                                        By: /s/ Jeffrey T. Slovin
                                            ----------------------------
                                            Jeffrey T. Slovin
                                            President


                                            /s/ David Schick
                                            ----------------------------
                                            David B. Schick


                                            /s/ Curtis M. Rocca
                                            ----------------------------
                                            Curtis M. Rocca III, as escrow
                                            agent, solely for purposes of
                                            Section 1(a) hereof